EXHIBIT 19.1

INSIDER TRADING POLICY

Policy Highlights

You may not trade in securities while in possession of material information about a company’s securities that has not been publicly disclosed.

You may not share material, nonpublic information with family members, friends, or others who do not need to know the information as part of their work for Alcoa.

Directors, officers, and certain other identified Alcoa employees and individuals are
“blacked out” from trading in Alcoa Securities prior to the quarterly earnings release.

The consequences of violating the insider trading laws and this Policy can be severe.

BACKGROUND:

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Alcoa Corporation (“Alcoa”), as well as the handling of confidential information about Alcoa and the entities with which Alcoa does business, including each domestic and foreign subsidiary, partnership, venture or other business association that is effectively controlled by Alcoa, either directly or indirectly (collectively, the “Company”). This Policy is designed to prevent insider “trading” (as defined below under “Definitions”) or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to review, understand and comply with this Policy. Should you have any questions regarding this Policy, please see the “Contacts for Questions” section of this Policy.

PERSONS SUBJECT TO THE POLICY:

This Policy applies to the Company and all “Company Persons” (defined as directors, officers, employees, temporary employees, independent consultants and contractors of the Company, at all levels and with any relationship to the Company). This Policy also applies to (1) anyone who resides with or lives in a Company Person’s household, and any family members who do not live in a Company Person’s household but whose transactions in “Alcoa Securities” (as defined below under “Definitions”) are directed by, or are subject to, the influence or control of a Company Person, such as parents or children (collectively, “Family Members”), and (2) entities influenced or controlled by a Company Person (“Related Entities”). It is each Company Person’s obligation to ensure that Family Members and Related Entities are aware of, and understand and comply with, the provisions and obligations of this Policy.

The Company, Company Persons, Family Members and Related Entities must act in a manner that does not misuse “material” (as defined below under “Definitions”) financial or other information about the Company that has not been publicly disclosed. Failure to do so could damage the Company’s reputation. Additionally, in some countries, including the United States, insider trading violates laws that impose strict penalties, including fines and imprisonment, upon both companies and individuals.

PURPOSE OF THE POLICY:

Maintaining the confidence of stockholders and the public markets is important. The principle underlying this Policy is fairness in dealings with other persons, which requires that Company Persons, Family

©Alcoa Corporation

(Effective August 1, 2023)

Members and Related Entities not take personal advantage of undisclosed information to the detriment of others who do not have such information.

It is important that each Company Person understand the breadth of activities that constitute illegal insider trading and their consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously, from both a criminal and civil perspective. Cases have been successfully prosecuted against individuals as a result of trading (1) by employees through foreign accounts, (2) by Family Members and friends, and (3) involving only a small number of shares. There are no exceptions for small or “immaterial” transactions.

SEC Rule 10b-5 prohibits trading on the basis of material “nonpublic information” (as defined below under “Definitions”). Under the federal securities laws, individuals who engage in insider trading or tipping can be liable for substantial criminal and civil penalties, imprisonment and/or private party damages. In addition to criminal and civil penalties and damage to reputation, violation of this Policy may result in termination of employment.

THE POLICY:

NO TRADING ON OR TIPPING OF MATERIAL NONPUBLIC INFORMATION

1. Neither the Company nor any Company Person, Family Member or Related Entity may buy, sell or otherwise engage in any transactions, directly or indirectly through third parties, in Alcoa Securities if the Company or such person or entity, as applicable, is in possession of material nonpublic information.

2. No Company Person may, directly or indirectly, disclose material nonpublic information either (a) to persons within the Company whose jobs do not require them to have that information, or (b) to persons outside the Company including, but not limited to, Family Members, Related Entities, friends, business associates, investors, and consulting firms, in each case unless any such disclosure is authorized by the Company and made in a manner to protect such information from unauthorized disclosure.

Company Persons, Family Members and Related Entities may be liable for trading by any person (a “tippee”) to whom they have disclosed (“tipped”) material nonpublic information. Tippees inherit an insider’s duties and may be liable for trading on material nonpublic information tipped to them by an insider. Tipping may also result in the same penalties to the tipper as if he or she did actually trade. Just as tippers may be liable for the insider trading of their tippees, tippees who further pass along the material nonpublic information to other persons who trade may be similarly liable.

3. No Company Person, Family Member or Related Entity may make recommendations or express opinions about trading in Alcoa Securities if such person is in possession of material nonpublic information.

4. No Company Person, Family Member or Related Entity may buy, sell or otherwise engage in any transactions, directly or indirectly through third parties, in securities of any other firm (including, without limitation, a current or prospective Company customer, supplier, joint venture participant, partner, or party to a potential corporate transaction) if they are in possession of any material nonpublic information about that firm that they obtained in the course of their employment, or other services performed on behalf of, the Company, or any other relationship with the Company, including through a Company Person. Examples include information about a major contract or potential merger. Note that even if information is immaterial to the Company, it may nevertheless be material to the other firm.

OTHER PROHIBITED TRANSACTIONS

©Alcoa Corporation

(Effective August 1, 2023)

1. Company Persons, Family Members and Related Entities may not trade, directly or indirectly through other persons or entities, in aluminum futures or options if they are in possession of material nonpublic information about the Company’s trading activities in aluminum futures markets.

2. The Company and Company Persons, Family Members and Related Entities may not execute short sales (a sale of securities that are not currently owned by the seller) or take short positions in Alcoa Securities or engage in derivative or speculative transactions in Alcoa Securities, including puts and calls.

3. Company Persons, Family Members and Related Entities are not permitted to purchase or use, directly or indirectly through other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Alcoa Securities, and are prohibited from holding Alcoa Securities in margin accounts and pledging, hypothecating or otherwise using Alcoa Securities as collateral for a loan or other form of indebtedness.

4. Directors and Section 16 Officers (as defined below under “Section 16 Reports”) are prohibited from maintaining an automatic rebalance feature in 401(k) savings plans, deferred compensation or deferred fee plans.

BLACKOUT PERIODS

Certain designated persons are prohibited from trading in Alcoa Securities during certain time periods, known as blackout periods. The Company has established four routine quarterly blackout periods (the “Quarterly Blackout Periods”). Each Quarterly Blackout Period begins on the 15th day of the third month of the quarter and generally ends one full business day after the Company’s quarterly earnings are released. In some instances, the Company may choose to extend the Quarterly Blackout Period until one full trading day has elapsed following the filing of its Form 10-Q or Form 10-K, as applicable, reporting earnings results.

The Company and the following Company Persons are subject to the Quarterly Blackout Periods:

 Directors, officers and assistant officers of Alcoa.

 Members of Alcoa’s Executive Team.

•
Regional Vice Presidents of Operations.

 Members of Alcoa’s legal department as determined by the General Counsel.

 All individuals reporting directly to the Chief Financial Officer of Alcoa.

 Employees in the Controller’s group who are involved in the preparation of financial statements (to be determined by the Controller).

 Employees with knowledge of, or access to, consolidated financial results or performance forecasts.

 Designated Investor Relations professionals.

 Designated Corporate Communications professionals.

 Employees in job band 70 or above

 Anyone who has access to, or is in possession of, material nonpublic information in connection with working for any of the foregoing persons, departments or offices (including executive assistants).

 Other Company Persons designated by a member of Alcoa’s Executive Team, with notice to the Corporate Secretary’s Office.

 Anyone in possession of material nonpublic information.

 Family Members and Related Entities of any of the above.

©Alcoa Corporation

(Effective August 1, 2023)

Examples of transactions that are prohibited during a blackout period are as follows:

 Open market purchase or sale of Alcoa Securities.

 Purchase or sale of Alcoa Securities through a broker.

 Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period.

 Switching existing balances into or out of the Alcoa stock fund in a 401(k) savings plan, deferred compensation or deferred fee plan or other benefit plans.

 New cash investments in any dividend reinvestment plan offered by the Company.

 Gifts of Alcoa Securities.

Examples of transactions that are permitted during a blackout period are as follows:

 Exercise of stock options where no Alcoa Securities are sold in the market.

 Tax withholding transactions where no Alcoa Securities are sold in the market.

 Regular and matching contributions to the Alcoa stock fund in a benefit plan and certain transactions pursuant to deferred compensation or deferred fee plans as provided herein.

 Regular reinvestment in the dividend reinvestment plan, if any.

 Transactions that comply with pre-arranged written plans pursuant to SEC Rule 10b5-1, subject to the conditions described below.

In addition to the regular Quarterly Blackout Periods, the Company may, from time to time, impose special blackout periods upon notice to those Company Persons who are affected.

Note: Company Persons not otherwise subject to the Quarterly Blackout Periods are encouraged to refrain from trading Alcoa Securities during the Quarterly Blackout Periods to avoid the appearance of improper trading.

The Quarterly Blackout Periods apply, whether or not a reminder notice of the blackout is sent. You are responsible for compliance with this Policy.

PRE-CLEARANCE OF ALCOA SECURITIES TRANSACTIONS

In addition to complying with the prohibition on trading during Quarterly Blackout Periods, the following Company Persons must first obtain written pre-clearance before engaging in any transaction in Alcoa Securities, including for transactions occurring outside a Quarterly Blackout Period:

 Directors, officers and assistant officers of Alcoa.

 Members of Alcoa’s Executive Team.

 Designated Investor Relations and Corporate Communications professionals.

 Designated Finance- External Reporting professionals.

 Regional Vice Presidents of Operations

 Employees in job band 70 or above.

 Family Members and Related Entities of the foregoing persons.

Transactions requiring pre-clearance include all transactions noted above as being prohibited or permitted during a blackout period, including gifts of Alcoa Securities and any stock option exercise.

In addition, other employees are encouraged to discuss with the General Counsel or the Chief Securities/Governance Counsel as noted below any transaction involving Alcoa Securities to make sure there is no pending material event that could create an appearance of improper trading.

©Alcoa Corporation

(Effective August 1, 2023)

Who authorizes the pre-clearance?

 General Counsel;

 Chief Securities/Governance Counsel; or

 Other attorneys as may be designated from time to time by the General Counsel.

A request for pre-clearance to trade in Alcoa Securities should be submitted in writing to the General Counsel or the Chief Securities/Governance Counsel (or other designated attorneys) at least one business day in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (1) has reviewed this Policy and (2) is not aware of any material nonpublic information about the Company. The General Counsel, the Chief Securities/Governance Counsel, and his or her designees will review the circumstances of the proposed trade, taking into consideration any pending material events or other material information regarding the Company that has not yet been publicly disclosed, including with respect to any anticipated or currently-operative Company repurchase programs for Alcoa Securities. The General Counsel, the Chief Securities/Governance Counsel, and his or her designees are under no obligation to approve any trade. If a request for pre-clearance does not receive a response, the request will be deemed to have been denied. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within two business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of material nonpublic information before the trade is executed, in which case the preclearance is void and the trade must not be completed. If transactions are not effected within the time limit, pre-clearance must be requested and approved in writing again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in Alcoa Securities, and should not inform any other person of the restriction.

INDIVIDUAL RESPONSIBILITY

Company Persons, Family Members and Related Entities subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to trade in Alcoa Securities (or the securities of another firm) while in possession of material nonpublic information. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with such person, and any action on the part of the Company, the General Counsel, the Chief Securities/Governance Counsel, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. You may also be subject to severe legal penalties under applicable securities laws.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances. If your transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight; that is, regulators will have the benefit of knowing how the stock price was affected once the material nonpublic information became public. As a result, before engaging in any transaction, you should carefully consider how your transaction may be viewed in hindsight. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for integrity and ethical conduct.

In the event you receive any inquiry or request for information (particularly financial results and/or projections, including to affirm or deny information about the Company) from any person or entity outside the Company, such as a stock analyst, and it is not part of your regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the Corporate Secretary’s Office.

©Alcoa Corporation

(Effective August 1, 2023)

This Policy applies even after termination of employment or service with the Company. If a Company Person is in possession of material nonpublic information when his or her employment or service terminates, that person, Family Members and Related Entities may not trade in Alcoa Securities (or another company’s or entities’ securities, as described in this Policy) until such information has become public or is no longer material. In certain circumstances, Company Persons may be required to continue to seek pre-clearance from the Company before trading in Alcoa Securities for a period of time following their termination of employment or service with the Company.

ADDITIONAL GUIDANCE:

STANDING AND LIMIT ORDERS

Due to the general lack of control over the timing of the transaction and the potential for execution at a time when you are in possession of material nonpublic information, standing and limit orders (except standing and limit orders under approved 10b5-1 plans, as described below) create heightened risks for insider trading violations and should be used only for a brief period of time and otherwise in compliance with this Policy.

TRANSACTIONS COVERED

Trading includes purchases and sales of Alcoa Securities. Trading also includes certain transactions under Company plans, as follows:

 Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of an employee stock option (i.e., merely the conversion of the option into shares). The trading restrictions do apply, however, to any market sale of the underlying stock or any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to cover the costs of exercising the option.

 Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting and settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of stock after vesting.

 401(k) Plan. This Policy’s trading restrictions do not apply to purchases of Alcoa stock in the 401(k) plan resulting from a periodic contribution of money to the plan pursuant to a Company Person’s payroll deduction election. The trading restrictions do apply, however, to elections to participate in the Alcoa stock fund of the 401(k) plan and certain elections a Company Person may make under the 401(k) plan to (a) increase or decrease the percentage of a Company Person’s periodic contributions that will be allocated to the Alcoa stock fund; (b) make an intra-plan transfer of an existing account balance into or out of Alcoa stock fund; (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company Person’s Alcoa stock fund balance; and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Alcoa stock fund.

 Deferred Compensation and Deferred Fee Plans. This Policy’s trading restrictions generally do not apply to acquisitions of Alcoa Securities (or their equivalent) in your deferred compensation or deferred fee account resulting from periodic deferrals of compensation pursuant to the deferral methods allowed under the applicable deferred compensation or deferred fee plan and your advance, irrevocable deferral election. The trading restrictions do apply, however, to an election to participate in the Alcoa stock fund of a deferred compensation or deferred fee plan and an election to (a) increase or decrease the percentage of periodic contributions that will be allocated to, or terminate investing in, the Alcoa stock fund of the deferred compensation or deferred fee plan; and (b) make an intra-plan transfer of an existing account balance into or out of the Alcoa stock fund.

©Alcoa Corporation

(Effective August 1, 2023)

 Dividend Reinvestment Plan. This Policy’s trading restrictions do not apply to purchases of Alcoa Securities under any dividend reinvestment plan offered by the Company, if such purchases result from a Company Person’s reinvestment of dividends paid on Alcoa Securities. The trading restrictions do apply, however, to voluntary purchases of Alcoa Securities resulting from additional contributions a Company Person chooses to make to any such dividend reinvestment plan and to an election to participate in the plan or to increase the level of participation in the plan. This Policy also applies to a Company Person’s sale of any Alcoa Securities purchased pursuant to any such plan.

TRANSACTIONS BY FAMILY MEMBERS AND RELATED ENTITIES

As stated above, the Policy applies with equal force to Family Members and Related Entities. All Company Persons are responsible for ensuring that Family Members and Related Entities do not engage in the activities restricted or prohibited under this Policy. As such, Company Persons should ensure that all Family Members and Related Entities are aware of the need to confer with such Company Person before the Family Member or Related Entity trades in Alcoa Securities. Company Persons should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Note that this Policy does not, however, apply to transactions in Alcoa Securities where the purchase or sale decision is made by a third party that is not controlled by, influenced by, or related to the Company Person, Family Member or Related Entity (such as a third party managed mutual fund account).

SECTION 16 REPORTS

Certain Company Persons are required to file reports with the SEC (including Forms 3, 4, and 5) that publicly disclose such Company Person’s trading and other transactions relating to Alcoa Securities (“Section 16 Reports”).

Who is obligated to file Section 16 Reports?

 Alcoa directors.

 Alcoa officers designated as “executive officers” for SEC reporting purposes by the Board of Directors (referred to as “Section 16 Officers”).

 Certain stockholders.

Section 16 Reports are publicly available upon filing. The Corporate Secretary’s Office will assist Alcoa directors and Section 16 Officers in preparing and filing the required Section 16 Reports; however, such reporting persons retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, a director or Section 16 Officer must, on the date of any trade, provide the Corporate Secretary’s Office with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 Report. A director or Section 16 Officer must also execute a Form 4 or other Section 16 Report (either individually or through a duly-authorized power of attorney) within a sufficient amount of time to allow the Corporate Secretary’s Office to electronically file the Form 4 with the SEC via EDGAR before the end of the second business day following the trade.

FORM 144 REPORTS

Certain Company Persons (i.e., all Alcoa directors and certain Alcoa officers designated by the Board of Directors) are required to file a Form 144 with the SEC before making an open market sale of Alcoa Securities. A Form 144 notifies the SEC of the Company Person’s intent to sell Alcoa Securities and is publicly available upon filing. This form is generally prepared and filed by the Company Person’s broker and is separate from, and in addition, to the Section 16 Reports filed on the Company Person’s behalf by the Corporate Secretary’s Office.

©Alcoa Corporation

(Effective August 1, 2023)

RULE 10b5-1 PLANS AND OTHER TRADING PLANS FOR COMPANY PERSONS

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under SEC Rule 10b-5. To be eligible to rely on this defense, a Company Person must enter into a “10b5-1 plan” for trading in Alcoa Securities that meets the requirements of Rule 10b5-1 and Alcoa’s Rule 10b5-1 Trading Plan Guidelines (attached as Appendix A to this Policy). Alcoa Securities may be purchased or sold pursuant to a 10b5-1 plan without regard to certain insider trading restrictions. To comply with this Policy and Alcoa’s Rule 10b5-1 Trading Plan Guidelines, a Company Person’s 10b5-1 plan must be pre-approved by the General Counsel and the Chief Securities/Governance Counsel.

Any Company Person who wishes to enter into a 10b5-1 plan or other trading plan must submit the trading plan in writing to the General Counsel and the Chief Securities/Governance Counsel for written pre-approval at least five business days prior to the entry into the plan. Subsequent modifications or terminations to any 10b5-1 plan or trading plan must also be pre-approved by the General Counsel and the Chief Securities/Governance Counsel. Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time.

DEFINITIONS:

Alcoa Securities include common stock, options to purchase common stock, stock appreciation rights, restricted stock and restricted stock units, preferred stock, warrants, derivative securities such as put and call options, convertible debentures and debt securities (debentures, bonds and notes) and any other securities the Company may issue from time to time.

trading, trade or traded includes purchases and sales of Alcoa Securities, as well as writing options or transferring to or from the Alcoa stock fund under the savings plan, deferred compensation or deferred fee plans or other benefit plans.

material. In general, information is considered “material” if there is a reasonable likelihood that an investor would consider such information important in a decision to buy, sell or hold securities. Any information that could be expected to affect the price of the securities, whether positive or negative, may be considered material. There is no bright-line standard for assessing materiality.

• It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all relevant facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.

• While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.

• Examples of material information include: financial results; financial guidance; changes to previously announced earnings guidance; significant changes in management; proposed major mergers, acquisitions, restructurings or divestitures; changes in dividends or dividend policy; the establishment, amendment, or termination of a Company repurchase program for Alcoa Securities; significant financial liquidity problems; financing transactions not in the ordinary course of business; an extraordinary item for accounting purposes; important business developments, such as major raw material shortages or discoveries, and significant disruptions in operations or loss; material breach or unauthorized access to property or assets, including relating to a cybersecurity incident or attack; or a major pending or threatened litigation or government investigation. The information may be positive or negative.

• The public, the media, and the courts may use hindsight in judging what information is material.

©Alcoa Corporation

(Effective August 1, 2023)

nonpublic information means information that has not yet been disclosed broadly to the marketplace (for example, included in a press release or a filing with the SEC) and for which the investing public has not had time to absorb and evaluate the information. Release of information to the media does not immediately free insiders to trade. If the information has been widely disseminated, it is recommended to wait at least one full business day after publication.

CONTACTS FOR QUESTIONS:

If you have any questions about this Policy, please contact the General Counsel or the Chief Securities/ Governance Counsel.

©Alcoa Corporation

(Effective August 1, 2023)

Appendix A

Alcoa Corporation

Rule 10b5-1 Trading Plan Guidelines

These guidelines are designed to facilitate the review of pre-arranged trading plans under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) submitted to the General Counsel and the Chief Securities/Governance Counsel of Alcoa Corporation (the “Company”) for review and pre-approval pursuant to the Company’s Insider Trading Policy (the “Policy”). Capitalized terms used in these guidelines without definition are as defined in the Policy. The General Counsel has been authorized by the Board of Directors of the Company to amend these guidelines at any time for the purpose of conforming these guidelines with applicable law, in accordance with legal advice, or the rules and regulations of the Securities and Exchange Commission.

Pre-Arranged Plan Provisions—Each pre-arranged trading plan will be reviewed and pre-approved by the General Counsel and the Chief Securities/Governance Counsel. The General Counsel and the Chief Securities/Governance Counsel will determine whether the proposed pre-arranged trading plan contains the following mandatory terms, unless the General Counsel and the Chief Securities/Governance Counsel recognize there is an exception in a particular case.

• The plan must affirm an intent to comply with Rule 10b5-1.

• If the person entering into (or modifying) the plan is an “officer” (as defined in Rule 16a-1(f) of the Exchange Act, an “Officer”) of the Company or a member of the Board of Directors of the Company (a “Director”), the plan must include a certification by such person that, on the date of adoption (or modification) of the plan, such person is not in possession of material nonpublic information about the Company or its securities.

• If the person entering into (or modifying) the plan is an Officer or a Director, the plan must include a certification by the person that, on the date of adoption (or modification) of the plan, the person is adopting (or modifying) the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.

• The plan must specify the nature of the transactions (e.g., purchase or sale).

• The plan must not permit the exercise of any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, did exercise such influence must not have been aware of material nonpublic information when doing so.

• The plan must specify the terms of all transactions (identify the amounts, prices, and dates of proposed transactions).

• If the person entering into (or modifying) the plan is an Officer or a Director, the plan must provide for a cooling-off period of at least the later of (1) 90 days after the adoption (or modification) of the plan and (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (or modified) (but not to exceed 120 days following plan adoption (or modification)), before execution of the first transaction (or next transaction, in the case of a modification) under the plan.

• If the person entering into (or modifying) the plan is not an Officer or Director, the plan must provide for a cooling-off period of at least 30 days after adoption (or modification) of the plan before execution of the first transaction (or next transaction, in the case of a modification) under the plan.

©Alcoa Corporation

(Effective August 1, 2023)

• The plan must specify a termination date that is at least six months following the effective date of the plan.

• If the person entering into (or modifying) the plan is an Officer or Director, the plan must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions to the General Counsel and the Chief Securities/Governance Counsel for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act of 1933 and Section 16 under the Exchange Act.

Additional Requirements/Considerations—The following requirements and considerations apply in connection with any pre-arranged trading plan, unless the General Counsel recognizes there is an exception in a particular case.

• A plan must be entered into (or modified) in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.

• Once a plan has been entered into (or modified), the person entering into the plan must act in good faith with respect to such plan throughout the duration of the plan.

• Any modification or change to the amount, price or timing of the purchase or sale of securities underlying a plan will generally be considered a termination of such plan and the adoption of a new plan.

• The plan may not be entered into, modified, or terminated during a blackout period.

• The plan must be entered into, modified or terminated while the person entering into, modifying, or terminating the plan is not aware of any material nonpublic information regarding the Company and its securities.

• The plan may not be modified or terminated without the prior approval of the General Counsel and the Chief Securities/Governance Counsel, which approval may require a waiting period, as appropriate.

• The person entering into (or modifying) the plan may generally only have one pre-arranged trading plan in effect and active at any time. However, a person may maintain two separate plans at the same time so long as trading pursuant to the later-commencing plan is not authorized to begin until after all trades under an earlier-commencing plan are completed or have expired without execution (if an individual otherwise terminates the earlier-commencing plan, the later-commencing plan would be subject to a new cooling-off period, as described above).

• If the plan is designed to effect the open-market purchase or sale of the total amount of securities subject to such plan as a single transaction (a “single-trade plan”), the person entering into (or modifying) the plan must not have entered into (or modified) another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1.

• In the case of Officers and Directors, the adoption, modification, or termination of a plan, the material terms of a plan (other than price), and transactions pursuant to a plan will be publicly disclosed in accordance with the applicable laws, rules, and regulations of the Securities and Exchange Commission.

©Alcoa Corporation

(Effective August 1, 2023)

• In connection with the entry into (or modification of) a plan, an Officer or Director should consider, in consultation with the General Counsel, Section 16(b) of the Exchange Act. Most transactions under Rule 10b5-1 trading plans are likely to involve open-market sales or purchases that could be matched with opposite-way transactions within less than six months to produce profits recoverable by the Company under Section 16(b). An Officer or Director establishing a plan should determine whether there are any potentially matchable transactions in the past, or in the future, that could cause profits from plan transactions to be recovered by the Company under Section 16(b).

©Alcoa Corporation

(Effective August 1, 2023)